UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ENTRÉE GOLD INC. (Exact name of registrant as specified in its charter)

British Columbia, Canada (State of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

1201-1166 Alberni Street, Vancouver, British Columbia (Address of principal executive offices)	V6E 3Z3 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Common Shares, without par value	Name of each exchange on which each class is to be registered American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ]

Securities Act registration statement file number to which this form relates: N/A (if applicable)
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Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of common shares without par value of our company, Entrée Gold Inc., a British Columbia, Canada, corporation. Our company originally filed a registration statement on Form 10-SB with the Securities and Exchange Commission on October 12, 2004, registering our common shares pursuant to Section 12(g) of the Securities Exchange Act of 1934. This registration statement is filed with the Securities and Exchange Commission in connection with our application to list 86,807,154 of our common shares on the American Stock Exchange, which application was approved by the American Stock Exchange on July 7, 2005. We expect trading of our common shares to begin on the American Stock Exchange on July 18, 2005.

Our authorized share capital consists of an unlimited number of shares of common stock without par value. As of July 6, 2005, there were 64,916,276 shares of our common stock issued and outstanding. Each holder of our common stock is entitled to receive notice of and to attend all meetings of our shareholders and is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each holder of our common stock is entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare any dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Our shareholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENTRÉE GOLD, INC.

Date: July 14, 2005

By /s/ Hamish Malkin

Hamish Malkin,

Chief Financial Officer